Exhibit 99.1

Rimage Reports Strong Second Quarter Sales and Earnings

$9 Million Retail Order Received in July

Minneapolis, MN—July 20, 2005—Rimage Corporation (Nasdaq: RIMG) today reported revenues of $22,307,000 for the second quarter of 2005 ended June 30, an increase of 27% from $17,631,000 in the second quarter of 2004. Net income came to $2,288,000 or $0.22 per diluted share, up 13% from $2,031,000 or $0.20 per diluted share in the year-earlier quarter.

Bernard P. (Bernie) Aldrich, president and chief executive officer, commented: “Our second quarter revenue growth was generated by stronger than anticipated sales into most of our targeted markets, reflecting the continued positive impact of our growth strategy that emphasizes market-driven product development, expanded sales support and marketing initiatives, and sales of consumable supplies. Our strong sales performance was broadly based and not generated by major orders from any one customer or market. Following the close of the second quarter, we received an order of approximately $9 million related to the national roll-out of our systems by a major retailer. We are scheduled to ship approximately $7 million of this total order, which includes consumable supplies, during the third quarter, and the remainder in the fourth quarter. We believe the magnitude of this order is fully indicative of the growing momentum of Rimage’s focus on retail applications for our CD/DVD systems. Reflecting our progress in this segment, four other national retailers are currently testing Rimage equipment in music, photo and software applications. These and other positive developments make us optimistic about Rimage’s near and longer-term prospects.”

Aldrich continued: “We believe that substantial opportunities exist for our current CD/DVD technology for the foreseeable future. As an organization that is managed from a long-term perspective, we have deemed it prudent to embark on a far-ranging study aimed at identifying potential new technologies and opportunities that Rimage can effectively pursue in its global markets in coming years. A major international consulting group with extensive experience in this arena will be assisting us with this vitally important strategic study, which will involve an expense of approximately $1.5 million. We expect to incur $1 million of this expense in this year’s third quarter and the remainder in the fourth. Despite this investment, we believe cash from operations should continue to increase in the third quarter.”

Financial Highlights
Recurring revenues, including sales of printer ribbons and cartridges, parts, blank CD/DVD media and maintenance contracts, increased 37% in the second quarter of 2005 and accounted for 42% of sales, compared to 39% in the second quarter of 2004. The strong growth of consumable supplies has been spurred by Rimage’s media kit strategy as well as by the continued expansion of Rimage’s worldwide installed base of CD/DVD publishing systems.

International sales increased 20% in this year’s second quarter and accounted for 34% of total sales, compared to 36% in the year-earlier quarter. The European market continued to generate the majority of international sales for this period, but sales growth in Asia and Latin America was strong, reflecting intensified sales efforts in these regions. Currency effects increased worldwide sales by 1% in the second quarter of 2005.

Growth-related investments continued at high levels in this year’s second quarter as Rimage pushed forward with the process of developing next-generation systems, expanding sales support for recently introduced products, including the Rimage 360i, and strengthening business infrastructure systems that can accommodate Rimage’s accelerating growth. For the quarter, total operating expenses increased 29% and accounted for 28% of sales, which was unchanged from the year-earlier period. Expense growth is expected to moderate in the fourth quarter of 2005.

Cash and short-term investments totaled $56.1 million at June 30, up from $52.4 million at March 31, 2005 and $52.5 million at December 31, 2004. Stockholders’ equity came to $68.2 million at the end of this year’s second quarter, up from $62.7 million at year-end 2004.

Third Quarter Guidance
For the third quarter of 2005 ending September 30, Rimage is forecasting earnings of $0.27 to $0.32 per diluted share on revenues of $27 to $29 million. This guidance reflects the fact that the impact of the large shipment of CD/DVD systems and related consumables to the national retail customer will more than offset the expense related to the strategic study. Third quarter guidance also reflects the impact of the normal seasonal slowdown experienced by Rimage’s European operation.

About Rimage
Rimage Corporation is the world’s leading provider of recordable CD and DVD publishing systems, which are used by businesses to produce discs with customized digital content on an on-demand basis. Rimage’s publishing systems, which span the range from high to low CD/DVD production volumes, integrate robotics, software and surface label printers into a complete publishing solution. Rimage is focusing its CD/DVD publishing solutions on a set of vertical markets with special needs for customized, on-demand digital information: digital photography, medical imaging, financial institutions, business offices, and government. Visit our web site at www.rimage.com

Statements regarding Rimage’s anticipated performance in 2005 are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the computer peripherals market, competitive products, changes in technology, conditions in overseas markets that could affect international sales, and other factors set forth in Rimage’s filings with the Securities and Exchange Commission.

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For additional information, contact:

Bernard P. (Bernie) Aldrich	Richard G. Cinquina
Robert M. Wolf, CFO	Equity Market Partners
Rimage Corporation	904/261-2210
952/944-8144

RIMAGE CORPORATION
Selected Consolidated Financial Information
(In thousands except per share data)
(Unaudited)

Consolidated Statement of Operations Information:

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004

Revenues	$22,307	$17,631	$43,182	$32,074
Cost of Revenues	12,662	9,564	23,926	16,934
Gross Profit	9,645	8,067	19,256	15,140
Operating Expenses:
Research and Development	1,499	1,227	2,778	2,352
Selling, General and Administrative	4,787	3,658	9,147	6,869
Total Operating Expenses	6,286	4,885	11,925	9,221
Operating Income	3,359	3,182	7,331	5,919
Other Income, Net	334	17	534	164
Income Before Income Taxes	3,693	3,199	7,865	6,083
Income Tax Expense	1,405	1,168	2,886	2,220
Net Income	2,288	2,031	4,979	3,863

Net Income Per Basic Share	$.24	$.22	$.53	$.42

Net Income Per Diluted Share	$.22	$.20	$.49	$.39

Basic Weighted Average
Shares Outstanding	9,491	9,313	9,457	9,256
Diluted Weighted Average
Shares Outstanding	10,214	9,942	10,152	9,942

Consolidated Balance Sheet Information:

	Balance As Of

	June 30, 2005	December 31, 2004

	(Unaudited)

Cash and Cash Equivalents	$56,069	$52,495
Accounts Receivable	11,198	10,184
Inventories	7,555	7,396
Total Current Assets	77,073	71,665
Property and Equipment, Net	2,810	2,386
Total Assets	79,937	74,138
Current Liabilities	11,592	11,277
Long-term Liabilities	142	139
Stockholders' Equity	68,203	62,721

Conference Call and Replay

Rimage Corporation will review its second quarter operating results in a conference call at 4:30 PM Eastern today. Investors can listen to the conference call at www.rimage.com. Listeners should go to this web site at least 15 minutes before the scheduled start time to download and install any necessary audio software. A replay of the conference call will be available through June 27, 2005 by dialing 1-303-590-3000 and providing the 11034978 confirmation code.
The webcast will be archived on Rimage’s website.